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EXHIBIT 99.1


FOR IMMEDIATE RELEASE

For additional information, contact

         Don Burnette, Clark-Schwebel, Inc.  (864) 260-3241

                 HEXCEL CORPORATION AGREES TO ACQUIRE ASSETS OF
                         CLARK-SCHWEBEL FOR $453 MILLION

Anderson, SC (July 26, 1998) - Clark-Schwebel, Inc., announced today that Hexcel Corporation has entered into an agreement to acquire certain assets and operating liabilities of Clark-Schwebel for $453 million in cash from Stamford C-S Acquisition Corp. Hexcel will continue to operate the business as Clark-Schwebel Corporation.

Stamford C-S Acquisition Corp. will be acquiring Clark-Schwebel, Inc., in a merger. Stamford will retain $60 million of certain plant, property and equipment that will be leased to Hexcel under a long term capital lease. The transaction is expected to close in the third quarter.

Clark-Schwebel, through its wholly-owned operations in the United States and its joint venture interests in Europe and Asia, is the world's technology leader for the manufacture of high quality fiber glass fabrics used to make printed circuited boards for electronics and telecommunications equipment such as computers, cellular telephones, televisions and automotive components. Clark-Schwebel fabrics are also used in reinforced plastics, ballistic protection and diversified applications that demand the strength, chemical resistance and other high performance capabilities of glass, aramid and other specialty fabrics.

Clark-Schwebel, founded in 1960, operates manufacturing plants in Anderson, SC; Washington, GA; Cleveland, GA; and Statesville, NC. The company has about 1,300 full-time employees.

Clark-Schwebel also has significant equity ownership in three joint ventures that will be acquired by Hexcel:

         -- A 43.6% share in CS-Interglas AG, headquartered in Germany,

         -- A 43.3% share in Asahi-Schwebel Co., Ltd., headquartered in
            Japan, which in turn has its own joint venture with Allied Signal in Taiwan.

         -- A 50% share in Clark Schwebel Tech-Fab Company, headquartered in the U.S.

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CS-Interglas and Asahi-Schwebel are leading fiber glass fabric producers serving the European and Asian electronics and telecommunications industries. In addition, CS-Interglas and Asahi-Schwebel have recently announced plans to build a facility together in the Philippines to serve the rapidly growing printed circuit board market in Southeast Asia. CS Tech-Fab has a growing position in chemically bonded nonwoven fabrics for roofing, construction and specialty applications such as sailcloth.

Hexcel Corporation is the world's leading advanced structural materials company. It manufactures lightweight, high performance carbon fibers, structural fabrics, composite materials and engineered products for the commercial aerospace, space and defense, recreation and general industrial markets. Hexcel is listed on the New York Stock Exchange and had 1997 revenues of $937 million.

With its existing operations in Lyon, France and Seguin, TX, Hexcel is the world's largest producer of carbon fiber reinforcement fabrics. In addition, Hexcel has niche positions in fiber glass and other specialty fabrics. These products are used for a range of aerospace, electronic, decorative and other applications.